Exhibit 99.2

July 14, 2008

Elaine D. Crowley

7209 Balmoral Drive

Colleyville, TX 76034

Dear Elaine,

Congratulations! On behalf of Michaels Stores Inc., I am pleased to confirm your offer for the position of Executive Vice President – Chief Financial Officer, reporting to Brian Cornell with the effective date of August 18, 2008, unless otherwise agreed upon. Pursuant to the successful completion of your background investigation and verification of information provided us in your employment application, and contingent upon approval by the Board of Directors, the following confirms the details of our offer:

Base Salary

Effective your first day of employment, your bi-weekly salary will be $11,538.47 ($300,000.22 annualized).  Your salary increases will be consistent with our policy of advancement on an individual merit basis and will be prorated in accordance with your start date and company guidelines.  Members of our corporate staff typically receive their annual performance appraisal in April, based upon their results during the prior fiscal year.  Given the timing of your start date, your first formal appraisal and any prorated merit increase is expected to occur in April of 2009.

Bonus

Subject to Board approval of the Fiscal Year 2008 Bonus Plans, you will be eligible to participate in the Executive Vice President – Chief Financial Officer Bonus Plan in Fiscal Year 2008, which is based upon your results regarding established bonus criteria associated with the bonus plan for your position during Fiscal 2008.  In this plan you have the potential to earn a max bonus payout up to 100% of your base salary.  Of the 100% (max) potential, 50% (target) is for attaining plan results, and an additional 50% is allocated for attaining results above the plan.  Bonus payments normally occur in April of each year and will be prorated at seven-twelfths in accordance with your start date.

Sign-on Bonus

Payable within (30) days of your start date, you will receive a one-time sign-on bonus of $150,000.00 (net).  Please note, in accordance with company policy, any associate who voluntarily leaves the company or is terminated for misconduct within 12 months from the start date will be required to reimburse the company for any and all monies paid for a sign-on bonus.

Elaine D. Crowley

July 14, 2008

Long Term Incentive Plan and Co-Investment Opportunity

•      As EVP - CFO, you will be eligible to participate in the 2006 Equity Incentive Plan.   Attached is a Compensation Illustration which describes the proposed EVP - CFO stock option grant level and the equity potential of such option grant. This illustration is not and shall not be considered to be an offer of securities.

•      As EVP - CFO, you will be eligible to participate in the Management Co-Investment Program, subject to satisfaction of the co-investment terms and conditions, including your qualification as an appropriate investor under securities laws.  The attached Compensation Illustration sets forth the current EVP - CFO Participation level.  This illustration is not and shall not be considered to be an offer of securities.

Benefits

•      You and your family will be eligible to participate in our comprehensive executive medical, dental and vision plans at no cost to you. The medical and dental plans provide for all medically necessary care without a deductible or coinsurance.  Your coverage will begin on your first day of employment, after completing our enrollment process.   Additionally, after 90 days, you will receive at no cost $50,000 of Basic Life Insurance and Accidental Death and Dismemberment coverage.  You may also purchase group supplemental life insurance for yourself, your spouse and any dependents and participate in our flexible spending accounts.

•      Through our Executive Life and Savings Program, you will be covered for $1,000,000 of company paid Group Variable Universal Life Insurance upon starting work for Michaels Stores.  This coverage also provides a tax-advantaged opportunity for savings, including an employer match so that your contributions up through 6% of eligible earnings can be matched at 50% between this program and the 401(k) Plan.

•      You will also be enrolled, at no cost to you, in our Executive Short Term Disability Plan and Executive Long Term Disability Coverage on your first day of active employment.

•      You and your spouse are also eligible for an annual Executive Physical at the Cooper Clinic.

•      After you have completed six months of active service, you will be eligible to participate in our 401(k) Plan.  This plan offers you a 50% match on the first 6% of your earnings that you contribute to the Plan, a variety of investment options, and the flexibility to perform daily fund transfers.  During calendar year 2008, the IRS allows you to contribute a maximum of $15,500 pre-tax dollars to the Plan; however, you may be limited to a lesser amount due to the IRC discrimination testing results each year.  The Highly Compensated Employee (HCE) 401(k) contribution limit for 2008 is 2%. You may rollover any distribution from a prior employer’s qualified retirement plan immediately without waiting six months.

•      You will be eligible to receive four (4) weeks of paid vacation in your first year of employment, following your 90th day of employment.  Additional vacation time will be earned in accordance with company policy.

•      Sick days and personal days will be earned in accordance with company policy.

Elaine D. Crowley

July 14, 2008

•      With certain restrictions, you will be entitled to receive a 25% discount on merchandise purchased in our Michaels and Aaron Brothers stores.

Confidentiality and At Will

During your employment with Michaels you will receive confidential, proprietary and trade secret information.  Michaels has a vital interest in maintaining its confidential information.  Accordingly, we will rely upon you to protect the confidentiality such information obtained during your employment.  This is an at-will employment relationship, and either you or Michaels may terminate the relationship for any reason, with or without cause, and with or without notice.

On your first day of employment you need to bring forms of identification with you that you may choose from the attached list of “acceptable documents”.

Elaine, it goes without saying that we look forward to having you join the Michaels team and look forward to receiving your positive response to this offer.  If you have any questions, please contact me at 972-409-5200.

Sincerely,

Shawn Hearn

Senior Vice President – Human Resources

Attachments

cc	Brian Cornell
Susann Fortney

RESPONSE TO OFFER FORM

Please indicate your agreement to the above by signing and dating below.  Return the signed documents to Michelle Gadison via fax number (972) 409-1772 and US mail the original to:

Michaels, 8000 Bent Branch Drive, Irving, TX 75063

Attention: Michelle Gadison

I, Elaine D. Crowley ☒ accept or ☐ decline the offer extended to me by Michaels under the terms outlined in this letter.

/s/ Elaine D. Crowley	July 17, 2008
(SIGNATURE)	(DATE)

Please retain a copy of this document for your records.

Payment of compensation or benefits (other than base pay) is subject to the eligibility provisions, individual benefit elections and other terms of the plans as they apply.  For clarification or details concerning any of the plans, refer to the Plan document.  In the event of a conflict between this document and the Plan document, the Plan document will control, since this is an offer letter and is only considered a summary of Plan Features.  Michaels Stores Inc. reserves the right to change or cancel any plan details outlined in this offer letter for any reason in accordance with federal, state or local laws.